Exhibit 99.1

AlphaMetrix WC Diversified Fund — MT0041 (A Cayman Islands Exempted Limited Liability Company) Financial Statements as of and for the Year Ended December 31, 2010, and Independent Auditors’ Report

 INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors of

AlphaMetrix WC Diversified Fund — MT0041

We have audited the accompanying statement of financial condition of AlphaMetrix WC Diversified Fund — MT0041 (a Cayman Islands exempted limited liability company) (the “Master Fund”), including the condensed schedule of investments, as of December 31, 2010, and the related statements of operations and changes in net assets for the year then ended. These financial statements are the responsibility of the Master Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Master Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of AlphaMetrix WC Diversified Fund — MT0041 as of December 31, 2010, and the results of its operations and changes in its net assets for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Chicago, IL
March 4, 2011

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2010
(Expressed in U.S. dollars)

ASSETS

Equity in commodity trading accounts at clearing brokers:
Cash	$60,114,235
Investments, at fair value (representing unrealized appreciation on
open contracts, net)	14,107,876
Investment in AlphaMosaic SPC - Offshore Platform Cash Account,
at fair value (Note 4)	102,000,867
Cash at bank	302,700
Total Assets	$176,525,678

LIABILITIES AND SHAREHOLDERS' EQUITY (NET ASSETS)

LIABILITIES
Equity in commodity trading accounts at clearing brokers:
Options on futures, at fair value, net (proceeds: $21,900)	$18,000
Redemptions payable	4,240,359

Total Liabilities	4,258,359

SHAREHOLDERS' EQUITY (NET ASSETS)	172,267,319

Total Liabilities and Shareholders' Equity (Net Assets)	$176,525,678

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS
DECEMBER 31, 2010
(Expressed in U.S. Dollars)

	Number of Contracts	Fair Value	Percent of Shareholders' Equity (Net Assets)

Long positions:
Domestic
Options on futures contracts
Index puts (cost: $25,900)	40	$18,940	0.01%
Futures contracts
Agriculture	1,286	4,294,379	2.49
Currency	1,606	4,873,370	2.83
Energy	430	934,746	0.54
Index	1,126	635,923	0.37
Interest	232	26,996	0.02
Metals	332	2,474,318	1.44
Forward currency contracts
Forwards		(84,205)	(0.05)
Foreign
Futures contracts
Agriculture	79	43,733	0.02
Index	860	441,322	0.26
Interest	1,040	79,363	0.05
Metals	356	3,377,605	1.96
Forward currency contracts
Forwards		4,931	0.00

Total long positions		17,121,421	9.94

Short positions:
Domestic
Options on futures contracts
Index puts (proceeds: $47,800)	40	(36,940)	(0.02)
Futures contracts
Energy	120	(288,770)	(0.16)
Interest	504	(269,321)	(0.16)
Currency	312	(576,444)	(0.33)
Forward currency contracts
Forwards		225,575	0.13
Foreign
Futures contracts
Index	74	37,535	0.02
Interest	696	(563,601)	(0.33)
Metals	155	(1,632,293)	(0.95)
Currency	91	16,888	0.01
Forward currency contracts
Forwards		55,826	0.03
Total short positions		(3,031,545)	(1.76)

Investments - at fair value		$14,089,876	8.18%

			(Continued)

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS
DECEMBER 31, 2010
(Expressed in U.S. Dollars)

	Fair Value	Percent of Shareholders' Equity (Net Assets)	% Ownership of Fund	Redemptions Permitted	Investment Objective

Investment in AlphaMosaic SPC - Offshore Platform Cash Account	$102,000,867	59.21%	17.49%	daily	short-term liquid investments

					(Concluded)

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(Expressed in U.S. dollars)

INVESTMENT INCOME
Interest income	$99,969
Interest income - AlphaMosaic SPC - Offshore Platform Cash Account (Note 4)	253,234

Total income	353,203

EXPENSES:
Trading costs	415,073
Cash Manager fee - AlphaMosaic SPC - Offshore Platform Cash Account (Note 4)	19,951
Sponsor fee - AlphaMosaic SPC - Offshore Platform Cash Account (Note 4)	89,294
Bank fees	396

Total expenses	524,714

NET INVESTMENT INCOME/(LOSS)	(171,511)

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS AND FOREIGN CURRENCY:

Net realized gain/(loss) from:
Investments	44,400,224
Foreign currency transactions	(611,303)
43,788,921
Net increase/(decrease) in unrealized appreciation/(depreciation) on:
Investments	12,360,580
Investment in AlphaMosaic SPC - Offshore Platform Cash Account (Note 4)	(143,122)
Translation of assets and liabilities denominated in foreign currencies	174,060
12,391,518
Net realized and unrealized gain/(loss) on investments and foreign
currency	56,180,439

Net increase/(decrease) in net assets resulting from operations	$56,008,928

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

STATEMENT OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2010
(Expressed in U.S. dollars)

Changes in net assets from operations:
Net investment income/(loss)	$(171,511)
Net realized gain/(loss) from investments and foreign currency transactions	43,788,921
Net increase/(decrease) in unrealized appreciation/(depreciation) on
investments and translation of assets and liabilities denominated in foreign currencies	12,391,518

Net increase/(decrease) in net assets resulting from operations	56,008,928

Changes in net assets from capital transactions:
Proceeds from issuance of shares to investors	66,393,182
Redemptions of shares by investors	(81,196,524)

Net increase/(decrease) in net assets resulting from capital transactions	(14,803,342)

Increase/(decrease) in net assets	41,205,586

NET ASSETS — January 1, 2010	131,061,733

NET ASSETS — December 31, 2010	$172,267,319

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

1.	ORGANIZATION AND STRUCTURE

AlphaMetrix WC Diversified Fund — MT0041 (the “Master Fund”) was incorporated on December 22, 2008 in the Cayman Islands as an exempted company with limited liability. The Master Fund was created to serve as the trading entity managed by Winton Capital Management Ltd. (the “Trading Advisor”) pursuant to its Diversified Program (the “Program”). The Program is systematically trading over numerous futures markets including grains, metals, softs, energies, meats, and financials. Trend-following in nature, the Trading Advisor’s system uses technical analysis to identify market trends. The strategy consists of a multiple of systems – four long-term models and one short-term model.

Pursuant to a Trading Agreement Assignment dated January 2, 2009 (the “Agreement”), all positions owned by AM Trading SPC — MSP 41 Segregated Portfolio (the predecessor trading entity managed by the Trading Advisor) were assigned to the Master Fund. Positions were transferred (at their transfer date fair value and original cost) by the clearing brokers to the Master Fund on January 2, 2009. AM Trading SPC — MSP 41 Segregated Portfolio was incorporated on October 10, 2005, in the Cayman Islands as a segregated portfolio company with limited liability and began trading October 1, 2007.

The Master Fund and other separately incorporated offshore investment vehicles (“Other Master Funds”), is one of the investment vehicles available under the AlphaMetrix Managed Account Platform (the “Platform”). The Master Fund and the Platform are sponsored by AlphaMetrix, LLC (the “Sponsor” or “AlphaMetrix”) as a means of making available to qualified high net-worth individuals and institutional investors (including fund of hedge funds) (“Investors”) a variety of third-party professional managed futures and foreign exchange advisors (“Advisors”). The Trading Advisor is not affiliated with the Sponsor.

AlphaMosaic (US) LLC, a Delaware Series Limited Liability Company (the “U.S. Platform”), and AlphaMosaic SPC, a Cayman Islands Segregated Portfolio Company (the “Offshore Platform”), serve as the feeder funds for the Platform and invest substantially all of the assets of their respective segregated portfolios (each a “Fund”) in the Master Fund or Other Master Funds. AlphaMosaic (US) LLC — Cell No. 41 (“LLC41”), a separate series of the U.S. Platform and AlphaMosaic SPC — SP 41 Segregated Portfolio (“SPC41”), a segregated portfolio of the Offshore Platform, each invest in the Master Fund. To the extent that any investor in LLC41 and SPC41 elects to invest below the maximum available funding factor applicable to the Master Fund, LLC41 and SPC41 invest in the AlphaMosaic US LLC - Platform Cash Account and AlphaMosaic SPC - Offshore Platform Cash Account (“OPCA”), respectively. The Master Fund also invests in the OPCA (see Note 4).

AlphaMetrix Managed Futures III LLC (AlphaMetrix WC Diversified Series), a Delaware Series Limited Liability Company (“AM III LLC”), and its two Sub-Series (B-0 and B-2), each a “Sub-Series”, also serves as a feeder fund and invests a portion of the assets of the Sub-Series in the Master Fund or Other Master Funds.

LLC41, SPC41, AM III LLC Sub-Series B-0, and AM III LLC Sub-Series B-2 are collectively hereafter referred to as the “Feeder Funds”.

Subscriptions and redemptions into the Feeder Funds and the corresponding transactions with the Master Fund are governed by the U.S Platform, Offshore Platform, and AlphaMetrix Managed Futures III LLC’s respective Confidential Offering Memorandum.

The Master Fund is managed by its Board of Directors (“Directors”). The Directors have delegated the day-to-day operations of the Master Fund to service providers, including the Sponsor and the Master Fund’s administrator. There are no service contracts, existing or proposed, between the Master Fund and any Director, aside from the fiduciary responsibility that each Director serves in fulfillment of his or her respective role as Director of the Master Fund.

The Sponsor was formed in May 2005 and its principal office is located in Chicago, Illinois. The Sponsor is registered with the U.S. Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator and commodity trading advisor, with the Securities and Exchange Commission (“SEC”) as a Registered Investment Advisor (“RIA”) and registered transfer agent (“RTA”), and is a member of the National Futures Association (“NFA”). With respect to the Master Fund, the Sponsor does not provide RIA or RTA services.

The Master Fund has appointed the Sponsor, under the terms of a trading management agreement (the “Trading Management Agreement”), to manage, with wide discretionary powers, the portfolio of the Master Fund. Under the Trading Management Agreement, the Directors have delegated to the Sponsor full authority in respect of all matters relating to the investment and portfolio management of the Master Fund.

Pursuant to the Trading Management Agreement, the Directors have also delegated to the Sponsor authority to select the administrator for the Master Fund. The Trading Management Agreement will continue and remain in force until terminated by either the Sponsor or the Master Fund upon not less than thirty (30) days’ prior written notice. In certain circumstances (for example, the insolvency of either party or in the event all trading for the Master Fund by the Trading Advisor is suspended), the Trading Management Agreement may be terminated immediately by either party.

The Master Fund and the Sponsor have entered into a contract (the “Trading Agreement”) with the Trading Advisor pursuant to which the Master Fund’s trading accounts are managed, subject to rights of termination, by the Trading Advisor in accordance with its Program. The Trading Advisor may alter its Program (including its trading systems and methods and including the addition and/or deletion of any financial interests or contracts traded in the Master Fund’s trading accounts), provided that the Trading Advisor provides prior notice to the Master Fund and the Sponsor of any material change to the Trading Advisor’s Program. From time to time, the Trading Advisor (or its affiliates) may manage additional accounts, and these accounts will increase the level of competition for the same trades desired for the Master Fund, including the priorities of order entry. There is no specific limit as to the number of accounts the Trading Advisor (or its affiliates) may manage. In addition, the positions of all of the accounts owned or controlled by the Platform’s Trading Advisors (or their affiliates) are aggregated for the purposes of applying speculative position limits. The management and incentive fees due to the Trading Advisor, in accordance with the Trading Agreement, are paid by the Sponsor who in turn receives management and incentive fees calculated, recorded and allocated to the Investors by the Feeder Funds in accordance with the U. S. Platform, Offshore Platform, and AlphaMetrix Managed Futures III LLC’s respective Confidential Offering Memorandum.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting records of the Master Fund are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Following is a summary of significant accounting policies consistently followed in the preparation of the Master Fund’s financial statements.

Cash — The Master Fund holds various currencies at the clearing brokers, of which approximately $52,003,103 is held in United States dollars (“USD”) as of December 31, 2010. The non-U.S. currencies fluctuate in value on a daily basis relative to the USD. On December 31, 2010, the Master Fund held positive currency positions of Australian Dollars, Canadian Dollars, Swiss Francs, Euros, British Pounds, Hong Kong Dollars, Japanese Yen, South Korean Won, Malaysian Ringgit, New Zealand Dollars, Swedish Krona, Singapore Dollars, Turkish Lira, Taiwan Dollar, South African Rand, and USD, and negative currency positions in Czech Koruna, Hungarian Forint, Norwegian Krone, and Polish Zloty. A portion of this cash is restricted cash required to meet maintenance margin requirements. Cash with the clearing brokers as of December 31, 2010 included restricted cash for margin requirements of $25,042,729. This cash becomes unrestricted when the underlying positions to which it is applicable are liquidated.

Cash held in the commodity trading account at clearing brokers consists of either cash maintained in the custody of the brokers, a portion of which is required margin for open positions, or amounts due to/from the brokers for margin or unsettled trades. The Master Fund also holds cash in a non-interest bearing USD commercial bank account.

Depending on the Program and Investments traded, the Master Fund follows the following valuation and revenue recognition policies:

Valuation and Revenue Recognition —

Futures and Options on Futures Contracts — Futures and options on futures contracts are recorded on the trade date. The difference between the original contract amount and the fair value of futures contracts purchased or sold is reflected as unrealized appreciation/(depreciation) on open contracts. Options on futures contracts are reflected in investments at fair value. The difference between the premiums paid or received on open options on futures contracts and fair value of such options is recorded as unrealized appreciation/(depreciation) on open contracts. The fair value of futures and options on futures contracts is based upon daily exchange settlement prices. The realized gain or loss is determined on the settlement of intraday trades first and then by the first-in-first-out (“FIFO”) method.

Forward Currency Contracts — Forward currency contracts are recorded on the trade date. The difference between the original contract amount and fair value of the open forward contract is reflected as unrealized appreciation/(depreciation) on open contracts. Realized gain or loss is recognized when the open contract is closed on its settlement date. Fair value of forward contracts is priced daily at closing and based on broker quotes received from interbank foreign currency markets.

Foreign Currency Transactions — The Master Fund’s financial statements are denominated in USD. However, foreign currency forward contracts, non-U.S. futures contracts, and non-U.S. options on futures contracts are denominated in currencies other than USD. Assets and liabilities and transactions denominated in currencies other than the USD are translated into USD at the rates in effect either at the close of business on the last business day of the reporting period or on the date of such transactions, respectively. The Master Fund does not separate that portion of the results of operations resulting from changes in foreign exchange rates on investments from fluctuations arising from changes in the fair value of investments held on the Statement of Operations. Net realized foreign exchange gains or losses arise from the sales of foreign currencies and currency gains or losses realized between trade and settlement dates. Net unrealized foreign exchange gains and losses arise from changes in the fair value of assets and liabilities resulting from changes in exchange rates. Such fluctuations are included with the unrealized appreciation on open contracts, net. For the year ended December 31, 2010, the gain from translation was $174,060.

Investment in AlphaMosaic SPC - Offshore Platform Cash Account — The Master Fund’s investment in the OPCA is carried at fair value and represents the Master Fund’s pro rata interest in the net assets of the OPCA as of the close of business on the relevant valuation date. Substantially all of the assets of the OPCA are carried at fair value. At each valuation date, the OPCA’s income, expenses, net realized gain/(loss) and net increase/decrease in unrealized appreciation/(depreciation) are allocated to the Master Fund, based on the Master Fund’s pro rata interest in the net assets of the OPCA, and recorded in the Statement of Operations (See Note 4).

Trading Costs — Trading costs generally consists of brokerage commissions, brokerage fees, clearing fees, exchange and regulatory fees, and transaction and NFA fees. Fees vary by type of contract for each purchase and sale or sale and purchase (round turn) of futures, options on futures, and forward contracts. Commissions are paid on each individual purchase and sale transaction. Trading costs are allocated between the Feeder Funds, based upon ownership capital.

Interest Income/Expense — Interest income and expense is recognized on an accrual basis.

Operating Costs — Operating costs consist of legal, compliance, regulatory, audit, tax, administration, and other costs. In accordance with each Feeder Fund’s respective Confidential Offering Memorandum, each Feeder Fund is responsible for and will bear its pro rata share of its corresponding Master Fund’s operating costs.

Income Taxes — The Master Fund follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes (“ASC 740”), related to accounting for uncertainty in income taxes. ASC 740 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. ASC 740 requires the evaluation of tax positions taken in the course of preparing the tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. As of December 31, 2010, the Master Fund recognized no liability in connection with ASC 740. The Master Fund is subject to U.S. Federal, state and local or non-US income tax examinations by tax authorities for all tax years since inception.

No provision has been made in the accompanying financial statements for U.S. federal or state income taxes. As the Master Fund is a partnership for tax purposes, the Master Fund’s investors are individually responsible for reporting income or loss based on each investor’s share of the Master Fund’s income and expenses as reported for income tax purposes.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Indemnifications — The Sponsor and Directors are indemnified against certain liabilities arising out of the performance of their duties for the Master Fund. In addition, in the normal course of business, the Master Fund enters into contracts with vendors and others that provide for general indemnifications. The Master Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Master Fund. However, the Master Fund expects the risk of loss to be remote.

3.	FAIR VALUE MEASUREMENTS

Fair Value Measurements and Disclosures — The Master Fund’s investments are stated at fair value in accordance with FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active market. Under ASC 820, fair value measurements are disclosed by level within that hierarchy, as follows:

Level 1 — Values for investments classified as Level 1 are based on unadjusted quoted prices for identical investments in an active market. Since valuations are based on quoted prices that are readily accessible at the measurement date, valuation of these investments does not entail a significant degree of judgment.

Level 2 — Values for investments classified as Level 2 are based on quoted prices for similar investments in an active or non-active markets for which all significant inputs are observable either directly or indirectly. Level 2 inputs may also include discounts related to restrictions on the investments.

Level 3 — Values for investments categorized as Level 3 are based on prices or valuation techniques that require inputs that are both significant to the fair value and unobservable, including valuations by the Sponsor or custodian in the absence of readily ascertainable market values.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-06”), which, among other things, amends ASC 820 to require entities to separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e. to present such items on a gross basis rather than on a net basis), and which clarifies existing disclosure requirements provided by ASC 820 regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements (which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years). The adoption of ASU 2010-06 had no material impact on the financial statements or disclosures therein.

A description of the valuation methodologies applied to the Master Fund’s major categories of assets and liabilities measured at fair value on a recurring basis follows. Inputs that are used in determining fair value of an investment may include price information, credit data, volatility statistics, and other factors. These inputs can be either observable or unobservable. All of the inputs for the Master Fund are observable. The availability of observable inputs can vary between investments and is affected by various factors such as type of investment and the volume and level of activity for that investment or similar investments in the marketplace. The Master Fund uses prices and inputs that are observable and current as of the measurement date.

Exchange-traded derivative contracts that are actively traded are valued based on daily quoted settlement prices from the respective exchange and are categorized in Level 1 of the fair value hierarchy. Exchange-traded derivative contracts not actively traded and over-the-counter (“OTC”) derivative contracts can include futures contracts, option on futures contracts, forward contracts and option contracts whose values are based on an underlying such as interest rates, foreign currencies, credit standing of reference entities, equities or commodities. Such derivative contracts are valued using observable market data, including currency spot rates or quoted prices of the related underlying obtained from the applicable exchange or market. OTC derivative contracts are valued using the above described pricing methodology and are categorized as Level 2 within the fair value hierarchy.

There were no significant transfers between levels for the year ended December 31, 2010.

The inputs or methodologies used for valuing investments are not necessarily indicative of the risk associated with investing in those instruments.

The investment in AlphaMosaic SPC – Offshore Platform Cash Account is classified as Level 2 since it is fully redeemable as of December 31, 2010 at its net asset value (see Note 4).

		Fair Value Measurements at Reporting Date Using

		Quoted Prices in
		Active Markets for	Significant Other	Significant
	Fair Value at	Identical Investments	Observable Inputs	Unobservable Inputs
Description	December 31, 2010	(Level 1)	(Level 2)	(Level 3)
Assets

Investment In AlphaMosaic SPC - Offshore Platform Cash Account	$102,000,867	$-	$102,000,867	$-

Options on futures contracts
Index	18,940	18,940	-	-
Futures contracts
Agriculture	4,338,112	4,338,112	-	-
Currency	4,890,258	4,890,258	-	-
Energy	950,721	950,721	-	-
Index	1,566,934	1,566,934	-	-
Interest	148,865	148,865	-	-
Metals	5,866,024	5,866,024	-	-

Forward currency
contracts	329,962	-	329,962	-

Total investment assets
at fair value	120,110,683	17,779,854	102,330,829	-

Liabilities
Options on futures contracts
Index	(36,940)	(36,940)	-	-
Futures contracts
Agriculture	-	-	-	-
Currency	(576,444)	(576,444)	-	-
Energy	(304,745)	(304,745)	-	-
Index	(452,154)	(452,154)	-	-
Interest	(875,428)	(875,428)	-	-
Metals	(1,646,394)	(1,646,394)	-	-

Forward currency
contracts	(127,835)	-	(127,835)	-

Total investment liabilities
at fair value	(4,019,940)	(3,892,105)	(127,835)	-

Total investment assets at
fair value - net	$116,090,743	$13,887,749	$102,202,994	$-

Derivative Instruments —  The Master Fund discloses certain quantitative and qualitative matters relating to derivatives as prescribed by FASB ASC 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements.

Pursuant to the Program, the Master Fund engages in the speculative trading of U.S. and foreign futures contracts, options on futures contracts, and forward currency contracts (collectively “derivatives”). These derivatives include both financial and non-financial contracts held as part of a diversified trading strategy. The Master Fund is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk with the clearing broker, the risk of failure by another party to perform according to the terms of a contract. Also, see discussion in Notes 1 and 6.

During the year ended December 31, 2010, the Master Fund had net trading gain/(loss), including both realized and unrealized gains/(losses) in the following sectors:

Agriculture — As of December 31, 2010, the Master Fund held 1,365 long agriculture contracts with a notional value of $56,737,554. The Master Fund held positions in Canola, Cocoa, Coffee, Corn, Wheat, Soybeans, Sugar, Cattle, and Hogs.

Currency — As of December 31, 2010, the Master Fund held 1,606 long currency contracts with a notional value of $147,393,480, and 403 short contracts with a notional value of $49,418,883. The Master Fund held positions in Canadian Dollars, Euros, Japanese Yen, New Zealand Dollars, British Pounds, Australian Dollars, Mexican Pesos, and USD.

Energy — As of December 31, 2010, the Master Fund held 430 long energy contracts with a notional value of $40,353,047, and 120 short contracts with a notional value of $6,187,880. The Master Fund held positions in Crude Oil, Gasoline, Heating Oil, Natural Gas, and Gas Oil.

Index — As of December 31, 2010, the Master Fund held 40 long index put options on futures contracts with an underlying notional value of $4,999,960, and 1,986 long futures contracts with a notional value of $134,444,802. The Master Fund also held 40 short index put options on futures contracts with an underlying notional value of $4,999,960 and 74 short futures contracts with a notional value of $1,036,023. The Master Fund held positions in the European, North American, and Asian index markets.

Interest —- As of December 31, 2010, the Master Fund held 1,272 long interest rate contracts with a notional value of $320,992,111, and 1,200 short contracts with a notional value of $286,851,140. The Master Fund held positions primarily in the North American and European interest rate markets.

Metals — As of December 31, 2010, the Master Fund held 688 long metal contracts with a notional value of $90,626,964, and 155 short contracts with a notional value of $20,453,028. The Master Fund held positions in Gold, Copper, Zinc, Nickel, Lead, Aluminum, Silver, and Palladium.

Forward currency contracts — As of December 31, 2010, the Master Fund held long forward contracts with a notional value of $14,576,177, and short contracts with a notional value of $14,374,050. The Master Fund held positions in Brazilian Real, Czech Koruna, Hungarian Forint, New Zealand Dollars, South African Rand, Australian Dollars, Norwegian Krone, Swedish Krone, Turkish Lira, Euros, and Polish Zloty.

During 2010, the Master Fund participated in 363,124 transactions.

The following table presents the fair value of open derivative contracts as an asset derivative if in a gain position and a liability derivative if in a loss position. Fair value is presented on a gross basis in the table below even though the derivative contracts are subject to master netting agreements and quality for net presentation in the Statement of Financial Condition in accordance with ASC 815.

Contracts	Asset Derivatives Fair Value*	Liability Derivatives Fair Value*

Options on futures contracts
Index	$18,940	$(36,940)
Futures contracts
Agriculture	4,338,112	-
Currency	4,890,258	(576,444)
Energy	950,721	(304,745)
Index	1,566,934	(452,154)
Interest	148,865	(875,428)
Metals	5,866,024	(1,646,394)
Forward currency	329,962	(127,835)

Total derivatives not designated as
hedging instruments under ASC 815	$18,109,816	$(4,019,940)

*Located in unrealized appreciation/(depreciation) on open contracts, net in the Statement of Financial Condition.

The effect of trading derivative contracts on the Statement of Operations for the year ended December 31, 2010 is detailed below:

Net Trading Gain/(Loss)*

Futures option contracts:
Index	$134,425
Energy	1,500
Futures contracts:
Agriculture	7,782,832
Currency	13,549,409
Energy	(6,356,046)
Index	(1,198,220)
Interest	30,329,977
Metals	12,338,889
Total futures contracts:	$56,582,766

Forward currency contracts:	178,038

Total net trading gain/(loss)	$56,760,804

* Includes both realized of $44,400,224 and unrealized of $12,360,580 gains/(losses) and is located in Net Realized and Unrealized Gain/(Loss) on Investments and Foreign Currency in the Statement of Operations. Amounts exclude foreign currency transactions and translation.

4.	INVESTMENT IN ALPHAMOSAIC SPC - OFFSHORE PLATFORM CASH ACCOUNT

As a means of efficient and effective cash management, the Master Fund invests in OPCA. The OPCA is a related-party vehicle maintained by the Sponsor within the Offshore Platform that strategically manages cash utilizing highly liquid investments with only the highest credit ratings. The OPCA’s investments are carried at fair value and are readily convertible to cash upon demand. The Sponsor maintains the OPCA with one or more custodians (each, a “Cash Custodian”), and the OPCA is managed by one or more third-party cash managers (each, a “Cash Manager”) which may include the Sponsor, the Cash Custodian and/or any of their respective affiliates. Subscriptions and redemptions into/out of the OPCA can be done daily. At December 31, 2010, the Cash Custodian is JP Morgan Chase Bank and the Cash Manager is Horizon Cash Management L.L.C.

Irrespective of the actual investments made by the OPCA at the direction of the Cash Manager, for the Master Fund’s investment in the OPCA, the OPCA will credit the Master Fund with interest in an amount equal to the lower of (i) 90% of the 3-month U.S. Treasury Bill rate, or (ii) the Master Fund’s pro rata share of the amount of the actual return earned by the OPCA. The Sponsor fee is equal to the net of interest income earned by the OPCA that is greater than 90% of the 3-month U.S. Treasury Bill rate. The Cash Manager charges an annual management fee of not greater than 0.09% (depending on the amounts of assets under management), payable monthly, computed daily on the assets under its management. All income and expenses are allocated pro rata to the investors in the OPCA.

The OPCA is exposed to counter-party risk. To mitigate this risk, the Sponsor has established that the OPCA’s assets be invested in highly liquid investments with only the highest credit ratings and maintained by a separate third party Cash Custodian under the terms of a written custody agreement, such that the OPCA assets are maintained in a separate segregated account with the Cash Custodian.

Further, while the OPCA investments are made at the discretion of the Cash Manager in accordance with the terms of a written cash management agreement, the custody of the investments at all times remains with the Cash Custodian. Investment activity by the Cash Manager is monitored on a daily basis by the AlphaMetrix, LLC Risk Group to ensure that the investments are within the parameters of the cash management agreement. The OPCA investments are reconciled daily between the Cash Custodian’s statement and the Cash Manager’s statement.

The Master Fund’s investment in the OPCA also exposes the Master Fund to credit risk which is limited to the Master Fund’s investment in the OPCA.

With respect to the OPCA investments at December 31, 2010, none were greater than 5% of OPCA’s net asset, and all of the issuers were domiciled in the United States. There was no concentration with a single issuer that exceeded 5% except for Federal Home Loan Mortgage Corporation (“FHLMC”) which was 5.31% and consisted of Federal Home Loan Mortgage Corporation debt securities, $20 million par value, 0.5%, due 4/20/2012 and Freddie Mac notes, $11 million par value, 0.85%, due 12/14/2012. None of the Master Fund’s pro rata share of each of the OPCA investments or issuers thereof were greater than 5% of the Master Fund’s net assets.

The following is a summary of the OPCA investments at December 31, 2010. All percentages are in relation to the net assets of the OPCA. All investments are long positions. The maturities of these investments range from January 2011 to December 2012.

% of OPCA
Types of Investments	Net Assets
Corporate Bonds	4.50%
U.S. Government Sponsored Enterprises	13.63
Short-Term Commerical Paper	86.13

Total	104.26%

At December 31, 2010, various industries were represented within the OPCA of which the following industries exceeded 5% of the net asset value of the OPCA: Autos & Components 6.21%, Commercial & Professional Services 7.19%, Diversified Financials 7.49%, Energy 21.89%, U.S. Government Sponsored Enterprises 13.63%, Healthcare & Equipment 8.49%, Insurance 7.11%, and Utilities 19.36%.

5.	ALLOCATION OF MASTER FUND’S INCOME AND GAINS AND LOSSES

Profits and losses of the Master Fund are allocated pro-rata among the participating shareholders (Feeder Funds) holding interests in the Master Fund.

6.	DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments speculatively traded by the Master Fund can include U.S. and foreign futures and options on futures contracts and forward currency contracts (collectively, “derivatives”) whose values are based upon an underlying asset, indices, or reference rates, and generally represent future commitments to exchange cash flows, or to purchase or sell other financial instruments at specified future dates. A derivative contract may be traded on an exchange or over the counter (“OTC”). Exchange-traded derivatives are standardized and include futures and option on futures contracts. OTC derivative contracts are negotiated between contracting parties and include forward currency contracts and certain options. Derivatives are subject to various risks similar to those related to the underlying financial instruments including market and credit risks.

Market risk is the potential for changes in the value of derivatives due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity and security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The market risk of the Master Fund is managed by the underlying Trading Advisor according to its Program. The Master Fund is exposed to a market risk equal to the notional contract value of the derivatives contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk due to exchange traded financial instruments is significantly reduced by the regulatory requirements of the individual exchanges on which the instruments are traded. At any point in time, the credit risk for OTC derivatives is limited to the net unrealized gain for each counterparty for which a netting agreement exists, if any. In a similar fashion, liabilities represent net amounts owed to counterparties. This netting basis is executed across products and cash collateral when these provisions are specified in the netting agreement. Unrealized gains on OTC derivative contracts due from the Master Fund’s one OTC counterparty at December 31, 2010 is reflected in the ASC 815 disclosures in Note 3.

Purchase and sale of futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The U.S. Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker’s proprietary activities. A customer’s cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker’s segregation requirements. In the event of a broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

The Master Fund trades forward currency contracts in unregulated markets between principals and assumes the risk of loss from counterparty nonperformance. Accordingly, the risks associated with forward currency contracts are generally greater than those associated with exchange traded contracts because of the greater risk of counterparty default. Additionally, the trading of forward currency contracts typically involves delayed cash settlement.

The Master Fund has a substantial portion of its assets on deposit with counterparties. In the event of a counterparty’s insolvency, recovery of the Master Fund’s assets on deposit may be limited to account insurance or other protection afforded such deposits.

To evaluate and monitor counterparty risk for each counterparty, the AlphaMetrix Risk Department initially evaluates the credit ratings from the major agencies: Moody’s, Standard & Poor’s and Fitch Ratings. Credit ratings and outlooks are monitored daily for downgrades whereby an investigation is initiated upon an adverse occurrence. Further, any large decline in the daily stock price also triggers an investigation. Lastly, quarterly reports on earnings and future outlooks from counterparties are reviewed and analyzed for unfavorable results by the AlphaMetrix Risk Department.

7.	RELATED PARTIES

AlphaMetrix Alternative Investment Advisors, LLC (“AlphaMetrix AIA”), an independent research affiliate of the Sponsor, was formed in August 2007. AlphaMetrix AIA is a registered CFTC commodity trading advisor and member of the NFA. AlphaMetrix AIA is responsible for the initial due diligence of the Trading Advisors that are being considered for the Platform. While AlphaMetrix AIA conducts due diligence and recommends Trading Advisors for the Platform, the Sponsor is ultimately responsible for the selection of all Trading Advisors to be added to the Platform. Currently, AlphaMetrix AIA receives no direct compensation for the services provided.

AlphaMetrix360, LLC (“AlphaMetrix360”), an affiliate of the Sponsor, acquired the assets of Spectrum Global Fund Services, LLC (“Spectrum US”) as of December 9, 2010.  The Sponsor has hired AlphaMetrix360 to provide administration services for the Offshore Platform, U.S. Platform, and Master Funds.

8.	ADMINISTRATION

Spectrum Cayman served as the Administrator of the Master Fund through December 9, 2010. AlphaMetrix360 served as the administrator subsequent to December 9, 2010. The Master Fund does not pay administration fees as the administration fees are paid by the Feeder Funds.

9.	CAPITAL STRUCTURE

At December 31, 2010, the Master Fund has authorized 5,000,000 shares. Subscriptions and redemptions into the Master Fund are transacted at the current net asset value at the time of the subscription or redemption.

The analysis of changes in shares (rounded to the nearest whole share) for the year is as follows:

2010

Share outstanding — Beginning of Year	95,584

Shares subscribed	40,562
Shares redeemed	(52,860)

Shares outstanding — End of Year	83,286

10.	FINANCIAL HIGHLIGHTS

Financial highlights of the Master Fund for the year ended December 31, 2010, are presented in the table below. The information has been derived from information presented in the financial statements.

Regarding the information shown in the table below:

•
Per share operating performance is computed based upon either actual number of shares outstanding at the beginning and end of the year or the weighted-average net shares for the year ended December 31, 2010. Weighted average shares are computed using the month-end and mid-month shares outstanding.

•	Total return is calculated as the change in the net asset value per share for the year ended December 31, 2010.

•
The net investment loss and total expense ratios are computed based upon the weighted average net assets for the year ended December 31, 2010. Weighted average net assets are computed using the average of month-end and mid-month net assets.

An individual shareholder’s total return and ratios may vary from those below based on the timing of capital transactions.

Net asset value — Beginning of Year	$1,371.17

Per share data (for a share outstanding throughout the year):
Net investment loss	(2.19)
Total realized and unrealized gain on investments	699.40

Total from investment operations	697.21

Net asset value — End of Year	$2,068.38

Ratio to average net assets:
Net investment loss	(0.13)%
Total expenses	0.40%

Total return	50.85%

11.	SUBSEQUENT EVENTS

In accordance with FASB ASC 855, Subsequent Events, the Sponsor has evaluated all subsequent events requiring recognition and disclosure in the Master Fund’s financial statements through March 4, 2011, the date the financial statements were available for issuance. The Sponsor has determined that except for the matters discussed in the following paragraphs, there are no material events that would require recognition or disclosure in the Master Fund’s financial statements through this date.

In January and February 2011, the Master Fund had subscriptions of $5,180,552 and redemptions of $6,755,497, exclusive of any capital activity accrued as of December 31, 2010.

AlphaMetrix360 indirectly acquired the shares of Spectrum Global Fund Administration (Cayman) (“Spectrum Cayman”), on January 7, 2011, after receiving approval from the Cayman Islands Monetary Authority.  Spectrum Cayman changed its name to AlphaMetrix360 (Cayman) on January 12, 2011, and subsequently to AlphaMetrix360 (Cayman) Ltd. on February 8, 2011. AlphaMetrix has hired AlphaMetrix360 and AlphaMetrix360 Ltd. to provide administration services for the Offshore Platform and Master Funds.

******

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

OATH OF AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the best of the knowledge and belief of the undersigned, the information contained in the annual report for the year ended December 31, 2010, is accurate and complete.

/s/ Aleks Kins
Aleks Kins, President and Chief Executive Officer
AlphaMetrix, LLC — Sponsor